Exhibit 2.14

AMENDMENT TO REAL ESTATE SALES CONTRACT
This AMENDMENT TO REAL ESTATE SALES CONTRACT (this “Amendment”) is made and entered into this 15th day of December, 2015, by and among THE AMERICAN HOME REAL ESTATE INVESTMENT TRUST, INC., a Maryland corporation (“Seller”) and 2015C PROPERTY OWNER LLC, a Delaware limited liability company (the “Buyer”).
R E C I T A L S:
WHEREAS, Seller and 2015A Property Owner LLC, a Delaware limited liability company (the “2015A Buyer”), entered into that certain Real Estate Sales Contract dated as of February 18, 2015 (as amended from time to time, the “Purchase Agreement”), which has been assigned from 2015A Buyer to Buyer (pursuant to an interim assignment), with respect to the purchase and sale of the Properties identified on Schedule 1 attached hereto (such Properties identified on Schedule 1 being the “Subject Properties”);
WHEREAS, the Subject Properties have certain leasing restrictions (the “Restrictions”); and
WHEREAS, Buyer and Seller have agreed that, notwithstanding any of the terms and provisions of the Purchase Agreement to the contrary, the purchase and sale of the Subject Properties shall be consummated in accordance with the terms of this Amendment, despite the existence of the Restrictions;
NOW, THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.Recitals. The foregoing recitals are hereby incorporated in the body of this Amendment as if fully rewritten and restated herein. Capitalized terms used herein and not otherwise defined shall have the meanings respectively ascribed to them in the Purchase Agreement.

2.Closing. Seller and Buyer hereby agree to consummate the purchase and sale of the Subject Properties subject to the terms of the Purchase Agreement, except to that the Purchase Price and Allocated Deposit for each Subject Property applied at this Closing shall be as reflected on Schedule 1.

3.Notices. Any notice, demand, waiver or consent required or permitted hereunder shall be in writing and shall be given by (i) by a national overnight courier service or (ii) via electronic mail, provided that, in the case of a notice sent by electronic mail, a copy of such notice is sent on the same day as the date of the electronic mail transmission by one of the other methods specified in this Paragraph 3, in each case, properly addressed to the party or parties entitled to receive such notice at the address stated below:

To Seller:
c/o Route 66, LLC (d/b/a Route 66 Ventures, LLC)
118 King Street, 2nd Floor
Alexandria, Virginia 22314
Attn.: Jim Breheny
Email: jbreheny@route66ventures.com
With a copy to:
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Attn: David C. Drewes, Esq.
Email: ddrewes@willkie.com

To Buyer:
2015C Property Owner LLC
3300 Fernbrook Lane North
Suite 210
Plymouth, Minnesota 55447
Attn.: Chief Financial Officer
Email: legal@silverbaymgmt.com
With a copy to:
Sidley Austin LLP
One South Dearborn
Chicago, Illinois 60603
Attn.: Dennis M. Coghlan, Esq.
Email: dcoghlan@sidley.com

The date of any such notice and of service thereof shall be deemed to be upon the earlier of: receipt, or one (1) business day following deposit with an overnight courier, or when sent via electronic mail, provided that, in the case of a notice sent by electronic mail, a copy of such notice is sent on the same day as the date of the electronic mail transmission by one of the other methods specified in this Paragraph 3 as set forth above. Any party may change its address for the purpose of notice by giving written notice in accordance with the provisions of this Paragraph 3.
4.Entire Amendment. This Amendment constitutes the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings written and oral, among the parties with respect to such subject matter; provided, however, that nothing herein shall be construed to alter the obligations of Seller or Buyer under the Purchase Agreement.

5.Counterparts. This Amendment may be executed in one or more identical counterparts, all of which, when taken together shall constitute one and the same instrument.

6.Successors and Assigns. The terms and provisions of this Amendment shall be binding upon and inure to the benefit of the respective parties hereto, and their respective successors and assigns.

7.Governing Law. This Amendment shall be governed by the laws of the State of New York, without regard to its conflict of laws provisions.

8.Inconsistency; Full Force and Effect. In the event of any inconsistency between the terms of this Amendment and the terms of the Purchase Agreement, the terms of this Amendment shall control and be binding. Except as specifically amended hereby, the Purchase Agreement shall remain in full force and effect. All references to the Purchase Agreement shall be deemed to mean the Purchase Agreement as modified hereby. This Amendment shall not constitute a novation of the Purchase Agreement, but shall constitute an amendment thereof. The parties hereto agree to be bound by the terms and conditions of the Purchase Agreement, as amended by this Amendment, as though such terms and conditions were set forth therein.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

SELLER:
THE AMERICAN HOME REAL ESTATE INVESTMENT TRUST, INC.,
a Maryland corporation

By:    /s/Aaron Edelheit
Name: Aaron Edelheit
Title: Chief Executive Officer

BUYER:
2015C PROPERTY OWNER LLC,
a Delaware limited liability company

By:    /s/Christine Battist
Name: Christine Battist
Title: Chief Financial Officer